Exhibit 99.1

Press Contact: Michael T. Burns Investor Relations Harris Interactive Inc. 800-866-7655 x7328 mburns@harrisinteractive.com
Harris Interactive® Regains Compliance with Nasdaq Listing Standards
New York, New York — December 1, 2009 — Harris Interactive (NASDAQ:HPOL), a leading global custom market research firm, today announced that on November 24, 2009, it received a letter from The Nasdaq Stock Market Listing Qualifications Department advising that the Company has regained compliance with the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 5450(a)(1).
“We are pleased to have regained compliance with the Nasdaq listing requirements. We remain very focused on increasing shareholder value by delivering on the key strategic initiatives and financial goals we set out to accomplish in fiscal 2010,” commented Kimberly Till, President and Chief Executive Officer of Harris Interactive.
Cautionary Note Regarding Forward Looking Statements
Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, among others, statements as to future economic performance, projections as to financial items, estimates, and plans and objectives for future operations, products and services. In some cases, you can identify forward-looking statements by terminology such as, “may”, “should”, “expects”, “plans”, “anticipates”, “feel”, “believes”, “estimates”, “predicts”, “potential”, “continue”, “consider”, “possibility”, or the negative of these terms or other comparable terminology. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Such risks and uncertainties include, without limitation, risks detailed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K, as updated quarterly in our Quarterly Reports on Form 10-Q to reflect additional material risks. The Company has filed its reports on Forms 10-K and 10-Q with the Securities and Exchange Commission, and they are available under the Investor Relations section of our website at www.harrisinteractive.com. You are urged to consider these factors carefully in evaluating such forward-looking statements and are cautioned not to place undue reliance on them. The forward-looking statements are qualified in their entirety by this cautionary statement.
About Harris Interactive
Harris Interactive is one of the world’s leading custom market research firms, leveraging research, technology, and business acumen to transform relevant insight into actionable foresight. Known widely for the Harris Poll and for pioneering innovative research methodologies, Harris offers expertise in a wide range of industries including healthcare, technology, public affairs, energy, telecommunications, financial services, insurance, media, retail, restaurant, and consumer package goods. Serving clients in over 215 countries through our North American, European, and Asian offices and a network of independent market research firms, Harris specializes in delivering research solutions that help us — and our clients — stay ahead of what’s next. For more information, please visit www.harrisinteractive.com.
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©2009 Harris Interactive Inc.	All rights reserved.